EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

SED International, Inc., a Georgia corporation

SED Magna (Miami), Inc., a Delaware corporation

SED Retail, Inc., a Georgia corporation

SED International do Brasil Ltda., a Brazilian corporation

SED International de Colombia Ltda., a Colombian corporation

Intermaco S.R.L., an Argentinean corporation